Issuer Free Writing Prospectus Filed Pursuant to Rule 433 Registration Statement No. 333-190038 September 9, 2013

Barclays Bank PLC Trigger Return Optimization Securities

Linked to a Basket of International Exchange-Traded Funds due September 30, 2016

Investment Description

Trigger Return Optimization Securities (the “Securities”) are unsubordinated and unsecured debt obligations issued by Barclays Bank PLC (the “Issuer”) with returns linked to the performance of a weighted basket (the “Underlying Basket”) of exchange-traded funds (each exchange-traded fund, a “Basket Equity”). If the Basket Return is positive, the Issuer will repay the principal amount of the Securities at maturity plus pay a return equal to the Multiplier of 1.5 multiplied by the Basket Return, up to the Maximum Gain, which will be set on the Trade Date and is expected to be 34% and 41%. If the Basket Return is zero or negative and the Basket Ending Level is equal to or greater than the Trigger Level (75% of the Basket Starting Level), the Issuer will repay the principal amount of the Securities at maturity. However, if the Basket Ending Level is less than the Trigger Level, you will be exposed to the full decline in the Underlying Basket and the Issuer will repay less than the full principal amount of the Securities, if anything, resulting in a loss of principal that is proportionate to the negative Basket Return. Investing in the Securities involves significant risks. The Issuer will not pay any interest on the Securities. You may lose some or all of the principal amount of the Securities. The contingent repayment of principal applies only at maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of the Issuer and is not, either directly or indirectly, an obligation of any third party. If the Issuer were to default on its payment obligations, you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

Features

❑	Enhanced Growth Potential: At maturity, the Securities enhance any positive returns of the Underlying Basket, up to the Maximum Gain. If the Basket Return is negative, investors may be exposed to the full decline in the Underlying Basket at maturity.
❑	Contingent Repayment of Principal at Maturity: If the Basket Return is zero or negative and the Basket Ending Level is equal to or greater than the Trigger Level, the Issuer will repay the principal amount at maturity. However, if the Basket Ending Level is less than the Trigger Level, meaning the Basket Return is less than -25%, the Issuer will repay less than the full principal amount, if anything, resulting in a loss of principal to investors that is proportionate to the negative Basket Return. The contingent repayment of principal applies only if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of the Issuer.

Key Dates1

Trade Date: September 26, 2013
Settlement Date: September 30, 2013
Final Valuation Date2: September 26, 2016
Maturity Date2: September 30, 2016

[1]	Expected. In the event we make any change to the expected Trade Date and Settlement Date, the Final Valuation Date and/or Maturity Date may be changed so that the stated term of the Securities remains the same.
[2]	Subject to postponement in the event of a market disruption event as described under “Reference Assets—Exchange-Traded Funds—Market Disruption Events for Securities with the Reference Asset Comprised of Shares or Other Interests in an Exchange-Traded Fund or Exchange-Traded Funds Comprised of Equity Securities” and “Reference Assets—Baskets—Market Disruption Events for Securities with the Reference Asset Comprised of a Basket of Multiple Indices, Equity Securities, Foreign Currencies, Interest Rates, Commodities, Any Other Assets or Any Combination Thereof” in the prospectus supplement.

NOTICE TO INVESTORS: THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE SECURITIES AT MATURITY, AND THE SECURITIES CAN HAVE DOWNSIDE MARKET RISK SIMILAR TO THE UNDERLYING BASKET. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF BARCLAYS BANK PLC. YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE FWP-10 AND UNDER “RISK FACTORS” BEGINNING ON PAGE S-6 OF THE PROSPECTUS SUPPLEMENT AND IS-2 OF THE INDEX SUPPLEMENT BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES. YOU MAY LOSE SOME OR ALL OF THE PRINCIPAL AMOUNT OF THE SECURITIES.

Security Offering

We are offering Trigger Return Optimization Securities linked to a weighted basket of international exchange-traded funds consisting of (i) iShares® MSCI EAFE ETF (“EFA”), and (ii) iShares® MSCI Emerging Markets ETF (“EEM”). The return on the Securities is subject to the predetermined Maximum Gain and the corresponding maximum payment at maturity per $10.00 Security. The Maximum Gain and maximum payment at maturity per $10.00 Security will be set on the Trade Date. The Securities are offered at a minimum investment of 100 Securities at the Initial Issue Price described below.

Underlying Basket	Basket Weightings	Maximum Gain	Maximum Payment at Maturity per $10 Security	Basket Starting Level	Multiplier	Trigger Level	CUSIP/ISIN
A weighted basket comprised	With respect to EFA: 70%; and EEM: 30%	34% to 41%	$13.40 to $14.10	100	1.5	75, which is 75% of the Basket Starting Level	06742D150/US06742D1506
of (i) iShares® MSCI EAFE ETF
(“EFA”), and (ii) iShares® MSCI
Emerging Markets ETF (“EEM”)

See “Additional Information about Barclays Bank PLC and the Securities” on page FWP-2 of this free writing prospectus. The Securities will have the terms specified in the prospectus dated July 19, 2013, the prospectus supplement dated July 19, 2013, the index supplement dated July 19, 2013 and this free writing prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these Securities or determined that this free writing prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Securities constitute Barclays Bank PLC’s direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

	Initial Issue Price[1,2]	Underwriting Discount[2]	Proceeds to Barclays Bank PLC
Per Security	$10.00	$0.25	$9.75
Total	$•	$•	$•
[1]	Our estimated value of the Securities on the Trade Date, based on our internal pricing models, is expected to be between $9.325 and $9.538 per Security. The estimated value is expected to be less than the initial issue price of the Securities. See “Additional Information Regarding Our Estimated Value of the Securities” on page FWP-2 of this free writing prospectus.
[2]	With respect to sales to certain fee-based advisory accounts for which UBS Financial Services Inc. is an investment adviser, UBS Financial Services Inc. will act as placement agent at a purchase price of $9.75 per Security and will not receive a sales commission with respect to such sales. See “Supplemental Plan of Distribution” on page FWP-18 of this free writing prospectus.

UBS Financial Services Inc.	Barclays Capital Inc.

Additional Information about Barclays Bank PLC and the Securities

Barclays Bank PLC has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (“SEC”) for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus dated July 19, 2013, the prospectus supplement dated July 19, 2013, the index supplement dated July 19, 2013 and other documents Barclays Bank PLC has filed with the SEC for more complete information about Barclays Bank PLC and this offering. Buyers should rely upon the prospectus, prospectus supplement, index supplement and any relevant free writing prospectus or pricing supplement for complete details. You may get these documents and other documents Barclays Bank PLC has filed for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC or any agent or dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, index supplement, preliminary pricing supplement, if any, and final pricing supplement (when completed) and this free writing prospectus if you request it by calling your Barclays Bank PLC sales representative, such dealer or 1-888-227-2275 (Extension 2-3430). A copy of the prospectus may be obtained from Barclays Capital, 745 Seventh Avenue—Attn: US InvSol Support, New York, NY 10019.

You may revoke your offer to purchase the Securities at any time prior to the pricing as described on the cover of this free writing prospectus. We reserve the right to change the terms of, or reject any offer to purchase the Securities prior to their issuance. In the event of any changes to the terms of the Securities, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

You should read this free writing prospectus together with the prospectus dated July 19, 2013, as supplemented by the prospectus supplement dated July 19, 2013 and the index supplement dated July 19, 2013 relating to our Global Medium-Term Securities, Series A, of which these Securities are a part. This free writing prospectus, together with the documents listed below, contains the terms of the Securities and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement and the index supplement, as the Securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities.

If the terms discussed in this free writing prospectus differ from those in the prospectus, prospectus supplement or index supplement, the terms discussed herein will control.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

t	Prospectus dated July 19, 2013: http://www.sec.gov/Archives/edgar/data/312070/000119312513295636/d570220df3asr.htm
t	Prospectus supplement dated July 19, 2013: http://www.sec.gov/Archives/edgar/data/312070/000119312513295715/d570220d424b3.htm
t	Index Supplement dated July 19, 2013: http://www.sec.gov/Archives/edgar/data/312070/000119312513295727/d570220d424b3.htm

Our SEC file number is 1-10257. References to “Barclays,” “Barclays Bank PLC,” “we,” “our” and “us” refer only to Barclays Bank PLC and not to its consolidated subsidiaries. In this document, “Securities” refers to the Trigger Return Optimization Securities linked to a Basket of Exchange-Traded Funds that are offered hereby, unless the context otherwise requires.

Additional Information Regarding Our Estimated Value of the Securities

The range of the estimated values of the Securities referenced above may not correlate on a linear basis with the ranges for the Maximum Gain set forth in this free writing prospectus. We determined the size of the range for the Maximum Gain in respect of the offering described in this free writing prospectus based on prevailing market conditions, as well as the anticipated duration of the marketing period for the Securities. The final terms for the Securities will be determined on the date the Securities are initially priced for sale to the public (the “Trade Date”) based on prevailing market conditions on the Trade Date, and will be communicated to investors either orally or in a final pricing supplement.

Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates, and our internal funding rates. Our internal funding rates (which are our internally published borrowing rates based on variables such as market benchmarks, our appetite for borrowing, and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market. Our estimated value on the Trade Date is based on our internal funding rates. Our estimated value of the Securities may be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the Securities on the Trade Date is expected to be less than the initial issue price of the Securities. The difference between the initial issue price of the Securities and our estimated value of the Securities is expected to result from several factors, including any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Securities, the estimated cost which we may incur in hedging our obligations under the Securities, and estimated development and other costs which we may incur in connection with the Securities.

FWP-2

Our estimated value on the Trade Date is not a prediction of the price at which the Securities may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the Securities in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the Securities in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after the Trade Date, the price at which Barclays Capital Inc. may initially buy or sell the Securities in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the Trade Date for a temporary period expected to be approximately 8 months after the initial issue date of the Securities because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Securities and other costs in connection with the Securities which we will no longer expect to incur over the term of the Securities. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, including the tenor of the Securities and any agreement we may have with the distributors of the Securities. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial issue date of the Securities based on changes in market conditions and other factors that cannot be predicted.

We urge you to read the “Key Risks” beginning on page FWP-10 of this free writing prospectus.

You may revoke your offer to purchase the Securities at any time prior to the Trade Date. We reserve the right to change the terms of, or reject any offer to purchase, the Securities prior to their Trade Date. In the event of any changes to the terms of the Securities, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

Investor Suitability

The Securities may be suitable for you if:

t	You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.
t	You can tolerate a loss of all or a substantial portion of your investment, and you are willing to make an investment that may have the same downside market risk as the Underlying Basket.
t	You believe the Underlying Basket will appreciate over the term of the Securities and that any such appreciation is unlikely to exceed the Maximum Gain of between 34% and 41% (the actual Maximum Gain will be determined on the Trade Date).
t	You understand and accept that your potential return is limited by the Maximum Gain, and you would be willing to invest in the Securities if the Maximum Gain were set equal to the bottom of the indicated range specified on the cover hereof (the actual Maximum Gain will be determined on the Trade Date).
t	You do not seek current income from this investment, and you are willing to forgo any dividends paid on the Basket Equities and the component stocks of the Basket Equities.
t	You are willing and able to hold the Securities to maturity, a term of 3 years, and accept that there may be little or no secondary market for the Securities.
t	You are willing to assume the credit risk of Barclays Bank PLC, as issuer of the Securities, for all payments under the Securities and understand that if Barclays Bank PLC were to default on its payment obligations, you may not receive any amounts owed to you under the Securities, including any repayment of principal.

The Securities may not be suitable for you if:

t	You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.
t	You require an investment designed to provide a full return of principal at maturity.
t	You cannot tolerate the loss of some or all of your initial investment and are not willing to make an investment that may have the same downside market risk as the Underlying Basket.
t	You believe that the Underlying Basket will depreciate over the term of the Securities and the Basket Ending Level is likely to be below the Trigger Level, or you believe the Underlying Basket will appreciate over the term of the Securities by more than the Maximum Gain.
t	You seek an investment that has unlimited return potential without a cap on appreciation, or you would be unwilling to invest in the Securities if the Maximum Gain were set equal to the bottom of the indicated range specified on the cover hereof (the actual Maximum Gain will be set on the Trade Date).
t	You seek current income from this investment, or you would prefer to receive any dividends paid on the Basket Equities or the component stocks of the Basket Equities.
t	You are unable or unwilling to hold the Securities to maturity, a term of 3 years, or you seek an investment for which there will be an active secondary market.
t	You are not willing or are unable to assume the credit risk associated with Barclays Bank PLC, as issuer of the Securities, for any payments under the Securities, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review carefully the “Key Risks” beginning on page FWP-10 of this free writing prospectus as well as the “Risk Factors” beginning on page S-6 of the prospectus supplement for risks related to an investment in the Securities.

FWP-3

Indicative Terms1

Issuer:	Barclays Bank PLC
Issue Price:	$10.00 per Security for brokerage accounts; $9.75 per Security for advisory accounts.
Principal Amount:	$10 per Security. The payment at maturity will be based on the principal amount per Security.
Term:	3 years
Reference Asset:[2]	The Securities are linked to a weighted basket comprised of (i) iShares® MSCI EAFE ETF (“EFA”), and (ii) iShares® MSCI Emerging Markets ETF (“EEM”) (each a “Basket Equity” and collectively, the “Underlying Basket”).
Basket Weightings:	With respect to: (i) EFA: 70%; and (ii) EEM: 30%.
Payment at Maturity (per $10.00):	•	If the Basket Return is positive, the Issuer will repay the principal amount plus pay a return equal to the
Basket Return multiplied by the Multiplier, but no more than the Maximum Gain. Accordingly, the payment at maturity per $10 principal amount Security would be calculated as follows:
$10 + [$10 × the lesser of (a) Basket Return × Multiplier and (b) the Maximum Gain]
• If the Basket Return is zero or negative and the Basket Ending Level is equal to or greater than the Trigger Level, the Issuer will repay the full principal amount at maturity of $10.00 per $10 principal amount Security.
• If the Basket Return is negative and the Basket Ending Level is less than the Trigger Level, meaning the Basket Return is less than -25%, the Issuer will repay less than the full principal amount at maturity, if anything, resulting in a loss of principal that is proportionate to the depreciation of the Underlying Basket over the term of the Securities. Accordingly, the payment at maturity per $10 principal amount Security would be calculated as follows:
$10 + [$10 × Basket Return]
If the Basket Ending Level is below the Trigger Level, your principal is fully exposed to any decline in the Underlying Basket and you will lose some or all of the principal amount of the Securities at maturity.
Multiplier:	1.5
Maximum Gain:	34% to 41% (the actual Maximum Gain will be determined on the Trade Date)
Basket Return:	Basket Ending Level – Basket Starting Level Basket Starting Level
Basket Starting Level:	Set equal to 100 on the Trade Date.
Basket Ending Level:	On the Final Valuation Date, the Basket Ending Level will be calculated as follows:
100 × [1 + (EFA return x 70%) + (EEM return × 30%)]
The returns set forth in the formula above (i.e, EFA return, and EEM return) reflect the performance of the Basket Equities as described under “Basket Equity Return” below.
Basket Equity Return:	With respect to each Basket Equity, the percentage change from the Equity Starting Price to the Equity Ending Price, calculated as follows:
Equity Ending Price – Equity Starting Price Equity Starting Price
Equity Starting Price:	With respect to each Basket Equity, the closing price for such Basket Equity on the Trade Date.
Equity Ending Price:	With respect to each Basket Equity, the closing price for such Basket Equity on the Final Valuation Date.
Trigger Level:	75, which is 75% of the Basket Starting Level
1	Terms used in this free writing prospectus, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.
2	For a description of adjustments that may affect the reference asset, see “Reference Assets—Exchange-Traded Funds—Adjustments Relating to Securities with the Reference Asset Comprised of an Exchange-Traded Fund or Exchange-Traded Funds” and “Reference Assets—Baskets—Adjustments Relating to Securities with the Reference Asset Comprised of a Basket” in the prospectus supplement.

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF THE PRINCIPAL AMOUNT OF THE SECURITIES. ANY PAYMENT ON THE SECURITIES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDITWORTHINESS OF BARCLAYS BANK PLC. IF BARCLAYS BANK PLC WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

FWP-4

Investment Timeline

FWP-5

Hypothetical Return Table and Examples at Maturity

The examples and table below illustrate the payment at maturity for a $10.00 Security on a hypothetical offering of Securities, with the assumptions set forth below. The Equity Starting Price for each Basket Equity and Maximum Gain will be determined on the Trade Date. The Equity Ending Prices and Basket Ending Level will be determined on the Final Valuation Date. Numbers appearing in the examples and table below have been rounded for ease of analysis. These examples and table below do not take into account any tax consequences from investing in the Securities.

Term:	3 years
Basket Starting Level:	100
Trigger Level:	75 (75% of the Basket Starting Level)
Maximum Gain:	37.50% (the midpoint of the range of 34% to 41%)
Multiplier:	1.5

Basket Ending Level	Basket Return[1]	Payment at Maturity	Total Return on the Securities at Maturity per $10.00 Issue Price[2]	Total Return on the Securities at Maturity per $9.75 Issue Price[3]
200.00	100.00%	$13.75	37.50%	41.03%
190.00	90.00%	$13.75	37.50%	41.03%
180.00	80.00%	$13.75	37.50%	41.03%
170.00	70.00%	$13.75	37.50%	41.03%
160.00	60.00%	$13.75	37.50%	41.03%
150.00	50.00%	$13.75	37.50%	41.03%
145.00	45.00%	$13.75	37.50%	41.03%
140.00	40.00%	$13.75	37.50%	41.03%
130.00	30.00%	$13.75	37.50%	41.03%
125.00	25.00%	$13.75	37.50%	41.03%
120.00	20.00%	$13.00	30.00%	33.33%
110.00	10.00%	$11.50	15.00%	17.95%
105.00	5.00%	$10.75	7.50%	10.26%
100.00	0.00%	$10.00	0.00%	2.56%
95.00	-5.00%	$10.00	0.00%	2.56%
90.00	-10.00%	$10.00	0.00%	2.56%
80.00	-20.00%	$10.00	0.00%	2.56%
75.00	-25.00%	$10.00	0.00%	2.56%
70.00	-30.00%	$7.00	-30.00%	-28.21%
60.00	-40.00%	$6.00	-40.00%	-38.46%
50.00	-50.00%	$5.00	-50.00%	-48.72%
40.00	-60.00%	$4.00	-60.00%	-58.97%
30.00	-70.00%	$3.00	-70.00%	-69.23%
20.00	-80.00%	$2.00	-80.00%	-79.49%
10.00	-90.00%	$1.00	-90.00%	-89.74%
0.00	-100.00%	0.00	-100.00%	-100.00%
1	The Basket Return excludes any cash dividend payments.
2	The “total return” is the number, expressed as a percentage, that results from comparing the payment at maturity per $10 principal amount Security to the purchase price of $10 per Security for all brokerage accounts.
3	The “total return” is the number, expressed as a percentage, that results from comparing the payment at maturity per $10 principal amount Security to the purchase price of $9.75 per Security, which is the purchase price for investors in advisory accounts. See “Supplemental Plan of Distribution” on page FWP-18 of this free writing prospectus.

Example 1 – On the Final Valuation Date, the Equity Ending Price of EFA is greater than its Equity Starting Price while the Equity Ending Price of EEM is less than its Equity Starting Price, resulting in a Basket Return of 5.00%.

Step 1: Calculate the Basket Equity Return for each Basket Equity.

Basket Equity	Equity Starting Price	Equity Ending Price	Basket Equity Return	Basket Equity Weighting
EFA	$59.17	$64.67	9.29%	70%
EEM	$38.04	$36.14	-5.00%	30%

With respect to each Basket Equity, the Basket Equity Return is equal to the percentage change from the Equity Starting Price to the Equity Ending Price, calculated as follows:

Equity Ending Price – Equity Starting Price
Equity Starting Price

FWP-6

Step 2: Calculate the Basket Ending Level.

The Basket Ending Level is calculated as follows:

100 × [1 + (9.29% × 70%) + (-5.00% × 30%)] = 105.00

Step 3: Calculate the Basket Return.

The Basket Return is calculated as follows:

Basket Ending Level – Basket Starting Level	=	105 – 100	= 5.00%
Basket Starting Level		100

Step 4: Calculate the payment at maturity.

Because the Basket Return of 5.00% is positive and such Basket Return multiplied by 1.5 is less than the Maximum Gain of 37.50%, the Issuer will pay a payment at maturity calculated as follows per $10 principal amount Security:

$10 + [$10 × the lesser of (a) Basket Return × Multiplier and (b) the Maximum Gain]

$10 + [$10 x 5.00% x 1.5] = $10 + $0.75 = $10.75

The payment at maturity of $10.75 per $10 principal amount Security represents a return on the principal amount of 7.50%, which corresponds to a total return on the Securities of 7.50% for brokerage account holders and 10.26% for advisory account holders.

Example 2 – On the Final Valuation Date, the Equity Ending Prices of both Basket Equities are greater than the respective Equity Starting Prices, resulting in a Basket Return of 40.00%.

Step 1: Calculate the Basket Equity Return for each Basket Equity.

Basket Equity	Equity Starting Price	Equity Ending Price	Basket Equity Return	Basket Equity Weighting
EFA	$59.17	$81.57	37.85%	70%
EEM	$38.04	$55.16	45.00%	30%

With respect to each Basket Equity, the Basket Equity Return is equal to the percentage change from the Equity Starting Price to the Equity Ending Price, calculated as follows:

Equity Ending Price – Equity Starting Price
Equity Starting Price

Step 2: Calculate the Basket Ending Level.

The Basket Ending Level is calculated as follows:

100 × [1 + (37.85% × 70%) + (45.00% × 30%)] = 140

Step 3: Calculate the Basket Return.

The Basket Return is calculated as follows:

Basket Ending Level – Basket Starting Level	=	140 – 100	= 40.00%
Basket Starting Level		100

Step 4: Calculate the payment at maturity.

Because the Basket Return of 40.00% is positive and such Basket Return multiplied by 1.5 is greater than the Maximum Gain of 37.50%, the Issuer will pay a payment at maturity calculated as follows per $10 principal amount Security:

$10 + [$10 × the lesser of (a) Basket Return × Multiplier and (b) the Maximum Gain]

$10 + [$10 × 37.50%] = $10 + $3.75 = $13.75

The payment at maturity of $13.75 per $10 principal amount Security, which is the maximum payment on the Securities, represents a return on the principal amount equal to the Maximum Gain of 37.50%, which corresponds to a total return on the Securities of 37.50% for brokerage account holders and 41.03% for advisory account holders.

Example 3 – On the Final Valuation Date, the Equity Ending Price of EEM is greater than its Equity Starting Price while the Equity Ending Price of EFA is less than its Equity Starting Price, resulting in a Basket Return of -5.00%.

Step 1: Calculate the Basket Equity Return for each Basket Equity.

Basket Equity	Equity Starting Price	Equity Ending Price	Basket Equity Return	Basket Equity Weighting
EFA	$59.17	$53.25	-10.00%	70%
EEM	$38.04	$40.58	6.67%	30%

With respect to each Basket Equity, the Basket Equity Return is equal to the percentage change from the Equity Starting Price to the Equity Ending Price, calculated as follows:

Equity Ending Price – Equity Starting Price
Equity Starting Price

FWP-7

Step 2: Calculate the Basket Ending Level.

The Basket Ending Level is calculated as follows:

100 × [1 + (-10.00% × 70%) + (6.67% × 30%)] = -5.00%

Step 3: Calculate the Basket Return.

The Basket Return is calculated as follows:

Basket Ending Level – Basket Starting Level	=	95 – 100	= -5.00%
Basket Starting Level		100

Step 4: Calculate the payment at maturity.

Because the Basket Return is negative and the Basket Ending Level is equal to or greater than the Trigger Level, the Issuer will repay the full principal amount at maturity of $10.00 per $10 principal amount Security.

The payment at maturity of $10.00 per $10 principal amount Security represents a return on the principal amount of 0.00%, which corresponds to a total return on the Securities of 0.00% for brokerage account holders and 2.56% for advisory account holders

Example 4 – On the Final Valuation Date, the Equity Ending Prices of both Basket Equities are less than the respective Equity Starting Prices, resulting in a Basket Return of -40.00%.

Step 1: Calculate the Basket Equity Return for each Basket Equity.

Basket Equity	Equity Starting Price	Equity Ending Price	Basket Equity Return	Basket Equity Weighting
EFA	$59.17	$34.32	-42.00%	70%
EEM	$38.04	$24.60	-35.32%	30%

With respect to each Basket Equity, the Basket Equity Return is equal to the percentage change from the Equity Starting Price to the Equity Ending Price, calculated as follows:

Equity Ending Price – Equity Starting Price
Equity Starting Price

Step 2: Calculate the Basket Ending Level.

The Basket Ending Level is calculated as follows:

100 × [1 + (-42.00% × 70%) + (-35.32% × 30%)] = 60

Step 3: Calculate the Basket Return.

The Basket Return is calculated as follows:

Basket Ending Level – Basket Starting Level	=	60 – 100	= -40.00%
Basket Starting Level		100

Step 4: Calculate the payment at maturity.

Because the Basket Return is negative and the Basket Ending Level is less than the Trigger Level, the Issuer will pay a payment at maturity calculated as follows per $10 principal amount Security:

$10 + [$10 × Basket Return]

$10 + [$10 × -40.00%] = $10 + -$4.00 = $6.00

The payment at maturity of $6.00 per $10 principal amount Security represents a loss on the principal amount of 40%, which is equal to the Basket Return of -40.00%, and corresponds to a total loss on the Securities of 40.00% for brokerage account holders and 38.46% for advisory account holders.

If the Basket Ending Level is below the Trigger Level, at maturity the Issuer will pay less than the full principal amount, if anything, resulting in a loss of principal that is proportionate to the full depreciation of the Underlying Basket from the Trade Date to the Final Valuation Date.

FWP-8

What are the tax material consequences of the Securities?

The material tax consequences of your investment in the Securities are summarized below. The discussion below supplements the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. As described in the prospectus supplement, this section applies to you only if you are a U.S. holder (as defined in the accompanying prospectus supplement) and you hold your Securities as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement (for example, if you did not purchase your Securities in the initial issuance of the Securities).

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your Securities in the manner described below. This opinion assumes that the description of the terms of the Securities in this free writing prospectus is materially correct.

The U.S. federal income tax consequences of your investment in the Securities are uncertain and the Internal Revenue Service could assert that the Securities should be taxed in a manner that is different than described below. Pursuant to the terms of the Securities, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your Securities as a pre-paid cash-settled derivative contract with respect to the Underlying Basket. Subject to the discussion of Section 1260 of the Internal Revenue Code below, if your Securities are so treated, you should generally recognize capital gain or loss upon the sale or maturity of your Securities in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Securities. Such gain or loss should generally be long-term capital gain or loss if you have held your Securities for more than one year.

Although not entirely clear, it is possible that the purchase and ownership of the Securities could be treated as a “constructive ownership transaction” with respect to the Basket Equities that is subject to the constructive ownership rules of Section 1260 of the Internal Revenue Code. If your Securities were subject to the constructive ownership rules, then any long-term capital gain that you realize upon the sale or maturity of your Securities t would be recharacterized as ordinary income to the extent that such long-term capital gain exceeds the amount of long-term capital gain that you would have realized had you purchased the actual number of shares of each Basket Equity referenced by your Securities on the date that you purchased the Securities and sold those shares on the date of the sale or maturity of the Securities (the “Excess Gain Amount”), and you would be subject to an interest charge on the deferred tax liability with respect to such Excess Gain Amount. Because, in general, the maturity payment on the Securities will reflect only the appreciation or depreciation in the value of the shares of the Basket Equities and will not be determined by reference to any short-term capital gains or ordinary income, if any, that is recognized by holders of shares of the Basket Equities, we believe that it is more likely than not that the Excess Gain Amount should be equal to zero, and that the application of the constructive ownership rules should accordingly not have any adverse effects to you. However, it is possible that the Excess Gain Amount could be greater than zero if the Internal Revenue Service successfully asserts that the number of Basket Equity shares used to determine the Excess Gain Amount should be calculated by dividing the amount you paid for your Securities (times the relevant weight) by the Basket Equity share price on the date you acquired your Securities, as opposed to making such determination based on the actual number of Basket Equity shares that, after taking into account the Multiplier, are effectively referenced in determining the actual return on your Securities. In addition, the Excess Gain Amount could be greater than zero if you purchase your Securities for an amount that is less than the principal amount of the Securities or if the return on the Securities is adjusted to take into account any extraordinary dividends that are paid on the shares of the Basket Equities. Furthermore, if another exchange traded fund is substituted for either of the Basket Equities, the Excess Gain Amount could be greater than zero if you would have recognized short-term capital gain if you had directly owned shares of such Basket Equity and sold the shares of such Basket Equity to purchase its substitute. You should be aware that, if the Securities are subject to the constructive ownership rules, the Excess Gain Amount will be presumed to be equal to all of the gain that you recognize in respect of the Securities (in which case all of such gain would be recharacterized as ordinary income that is subject to an interest charge) unless you provide clear and convincing evidence to the contrary. Because the application of the constructive ownership rules to the Securities is unclear, you are strongly urged to consult your tax advisor with respect to the possible application of the constructive ownership rules to your investment in the Securities.

As discussed further in the accompanying prospectus supplement, the Treasury Department and the Internal Revenue Service are actively considering various alternative treatments that may apply to instruments such as the Securities, possibly with retroactive effect. Other alternative treatments for your Securities may also be possible under current law. For example, it is possible that the Securities could be treated as a debt instrument that is subject to the special tax rules governing contingent payment debt instruments. If your Securities are so treated, you would be required to accrue interest income over the term of your Securities and you would recognize gain or loss upon the sale or maturity of your Securities in an amount equal to the difference, if any, between the amount you receive at such time and your adjusted basis in your Securities. Any gain you recognize upon the sale or maturity of your Securities would be ordinary income and any loss recognized by you at such time would generally be ordinary loss to the extent of interest you included in income in the current or previous taxable years with respect to your Securities, and thereafter would be capital loss.

For a further discussion of the tax treatment of your Securities as well as other possible alternative characterizations, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Derivative Contracts” in the accompanying prospectus supplement. You should consult your tax advisor as to the possible alternative treatments in respect of the Securities. For additional, important considerations related to tax risks associated with investing in the Securities, you should also examine the discussion in “Key Risks—Taxes”, in this free writing prospectus.

FWP-9

Key Risks

An investment in the Securities involves significant risks. Investing in the Securities is not equivalent to investing directly in the Underlying Basket or the Basket Equities. Some of the risks that apply to an investment in the Securities offered hereby are summarized below, but we urge you to read the more detailed explanation of risks relating to the Securities generally in the “Risk Factors” section of the prospectus supplement. You should reach an investment decision only after you have carefully considered with your advisors the suitability of an investment in the Securities in light of your particular circumstances.

t	You Risk Losing Some or All of Your Principal — The Securities differ from ordinary debt securities in that the Issuer will not necessarily repay the full principal amount of the Securities. The Issuer will only pay you the principal amount of your Securities if the Basket Ending Level is greater than or equal to the Trigger Level and will only make such payment at maturity. If the Basket Ending Level is below the Trigger Level, meaning the Basket Return is less than -25%, you will be exposed to the full negative Basket Return and the Issuer will pay you less than the full principal amount, if anything, resulting in a loss of the principal amount that is proportionate to the depreciation of the Underlying Basket from the Trade Date to the Final Valuation Date. Accordingly, if the Basket Ending Level has declined by more than 25% from the Basket Starting Level over the term of the Securities, you risk losing 100% of your principal.
t	Contingent Repayment of Principal Applies Only If You Hold the Securities to Maturity — Barclays Bank PLC will pay you at least the principal amount of your Securities under the certain limited circumstances described in this free writing prospectus only if you hold your Securities to maturity. The market value of the Securities may fluctuate between the date you purchase them and the Final Valuation Date. If you are able to sell your Securities in the secondary market prior to maturity, you may have to sell them at a loss even if the level of the Underlying Basket is above the Trigger Level. You should be willing to hold your Securities to maturity. Contingent repayment of principal at maturity is subject to the creditworthiness of Barclays Bank PLC and is not, either directly or indirectly, an obligation of any third party.
t	The Multiplier Applies Only if You Hold the Securities to Maturity — You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, the price you receive will likely not reflect the full economic value of the Multiplier or the Securities themselves, and the return you realize may be less than 1.5 times the Underlying Basket’s return even if such return is positive and does not exceed the Maximum Gain. You can receive the full benefit of the Multiplier and earn the potential Maximum Gain on the principal amount from the Issuer only if you hold your Securities to maturity.
t	Your Maximum Return on the Securities Is Limited by the Maximum Gain — If the Basket Ending Level is greater than the Basket Starting Level, for each $10 principal amount of Securities, the Issuer will pay you at maturity $10 plus an additional amount that will not exceed a predetermined percentage of the principal amount, regardless of the appreciation of the Underlying Basket, which may be significant. We refer to this percentage as the Maximum Gain, which will be set on the Trade Date and will not be less than 34%. Therefore, you will not benefit from any positive Basket Return in excess of an amount that, when multiplied by the Multiplier, exceeds the Maximum Gain, and your return on the Securities may be less than the return on a direct investment in the Basket Equities.
t	Credit of Issuer — The Securities are unsecured debt obligations of the Issuer, Barclays Bank PLC and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities, including any repayment of principal, depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the Securities and, in the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Securities and you could lose your entire investment.
t	Changes in Closing Prices of the Basket Equities May Offset Each Other — The Securities are linked to a weighted basket comprised of the Basket Equities. Where the Equity Ending Price of one of the Basket Equities increases relative to its Equity Starting Price, the Equity Ending Price of the other Basket Equity may not increase by the same amount or may even decline. Therefore, in calculating the Basket Ending Level, increases in the price of one of the Basket Equities may be moderated, or offset, by lesser increases or declines in the price of the other Basket Equity. This effect is further amplified by the differing weights of the Basket Equities. The more heavily weighted Basket Equity, EFA, will have a larger impact on the Basket Return than EEM, which has a lesser weighting.
t	Owning the Securities is Not the Same as Owning the Basket Equities — The return on your Securities may not reflect the return you would realize if you actually owned the Basket Equities or the component stocks of the Basket Equities. As a holder of the Securities, you will not receive interest payments, and you will not have voting rights or rights to receive dividends or other distributions or other rights that holders of the Basket Equities may have.
t	No Interest Payments — The Issuer will not make periodic interest payments on the Securities, and the return on the Securities is limited to the performance of the Underlying Basket from the Trade Date to the Final Valuation Date.
t	Dealer Incentives — We, our affiliates and agents act in various capacities with respect to the Securities. We and other of our affiliates may act as a principal, agent or dealer in connection with the Securities. Such affiliates, including the sales representatives, will derive compensation from the distribution of the Securities and such compensation may serve as an incentive to sell these Securities instead of other investments. We will pay compensation of $0.25 per Security to the principals, agents and dealers in connection with the distribution of the Securities to brokerage accounts. No compensation will be paid in connection with the distribution of Securities to advisory accounts.
t	Limited Liquidity — The Securities will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to offer to purchase the Securities in the secondary market but are not required to do so and may cease any such market making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Securities easily. Because other dealers are not likely to make a secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Securities.

FWP-10

t	Potential Conflicts — We and our affiliates play a variety of roles in connection with the issuance of the Securities, including acting as calculation agent and hedging our obligations under the Securities. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Securities.
t	Taxes — The U.S. federal income tax treatment of the Securities is uncertain and the Internal Revenue Service could assert that the Securities should be taxed in a manner that is different than described above. As discussed further in the accompanying prospectus supplement, the Internal Revenue Service issued a notice in 2007 indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the Securities and whether all or part of the gain you may recognize upon the sale or maturity of an instrument such as the Securities should be treated as ordinary income. Similarly, the Internal Revenue Service and the Treasury Department have current projects open with regard to the tax treatment of pre-paid forward contracts and contingent notional principal contracts. While it is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the Securities (and while any such guidance may be issued on a prospective basis only), such guidance could be applied retroactively and could in any case increase the likelihood that you will be required to accrue income over the term of an instrument such as the Securities even though you will not receive any payments with respect to the Securities until maturity. The outcome of this process is uncertain. You should consult your tax advisor as to the possible alternative treatments in respect of the Securities.
t	Potentially Inconsistent Research, Opinions or Recommendations by Barclays, UBS Financial Services Inc. or Their Respective Affiliates — Barclays, UBS Financial Services Inc. or their respective affiliates and agents may publish research from time to time on financial markets and other matters that may influence the value of the Securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities. Any research, opinions or recommendations expressed by Barclays, UBS Financial Services Inc. or their respective affiliates or agents may not be consistent with each other and may be modified from time to time without notice. You should make your own independent investigation of the merits of investing in the Securities and the Underlying Basket.
t	Potential Barclays Bank PLC Impact on Price — Trading or transactions by Barclays Bank PLC or its affiliates in the shares of the Basket Equities or in futures, options, or other derivative products on the shares of the Basket Equities may adversely affect the prices of the Basket Equities and, therefore, the market value of the Securities.
t	Certain Features of Exchange-Traded Funds Will Impact the Value of the Securities — The performance of the Basket Equities will not fully replicate the performance of the MSCI EAFE® Index or MSCI Emerging Markets IndexSM (each, an “Underlying Index” and together, the “Underlying Indices”), and each Basket Equity may hold securities not included in the applicable Underlying Index. The value of the Basket Equities to which your Securities are linked are subject to:
t	Management risk. This is the risk that the investment strategy for the Basket Equities, the implementation of which is subject to a number of constraints, may not produce the intended results.
t	Derivatives risk. The Basket Equities may invest in stock index futures contracts and other derivatives. A derivative is a financial contract, the value of which depends on, or is derived from, the value of an underlying asset such as a security or an index. Compared to conventional securities, derivatives can be more sensitive to changes in interest rates or to sudden fluctuations in market prices, and thus the Basket Equities’ losses, and, as a consequence, the losses of your Securities, may be greater than if the Basket Equities invested only in conventional securities.
t	The Basket Equities May Underperform the Underlying Indices — The performance of the Basket Equities may not replicate the performance of, and may underperform, the Underlying Indices. Unlike the applicable Underlying Index, each Basket Equity will reflect transaction costs and fees that will reduce its relative performance. Moreover, it is also possible that a Basket Equity may not fully replicate or may, in certain circumstances, diverge significantly from the performance of the applicable Underlying Index; for example, due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in the Basket Equity, differences in trading hours between the Basket Equity and the Underlying Index or due to other circumstances. Because the payment due at maturity of your Securities is linked to the performance of the Basket Equities and not the Underlying Indices, the return on your Securities may be less than that of an alternative investment linked directly to the Underlying Indices.
t	Exposure to Fluctuations in Foreign Exchange Rates — The Basket Equities invest in securities that are traded and quoted in foreign currencies on non-U.S. markets. Therefore, holders of the Securities will be exposed to currency exchange rate risk with respect to the currencies in which the stocks comprising the Basket Equities are denominated. Currency exchange rates may be subject to a high degree of fluctuation due to changes in interest rates, the effects of monetary policies issued by the United States, foreign governments, central banks or supranational entities, the imposition of currency controls or other national or global political or economic developments. If the value of the currencies in which the stocks comprising the Basket Equities are denominated decline relative to the U.S. dollar, the net asset value of the Basket Equities will be adversely affected, which may negatively impact the closing price of shares of the Basket Equities and therefore the value of and amounts payable under the Securities.
t	Risks Associated with Emerging Markets — An investment in the Securities linked to iShares® MSCI Emerging Markets ETF will involve risks not generally associated with investments which have no emerging market component. In particular, many emerging nations are undergoing rapid institutional change, involving the restructuring of economic, political, financial and legal systems. Regulatory and tax environments may be subject to change without review or appeal. Many emerging markets suffer from underdevelopment of capital markets and tax regulation. The risk of expropriation and nationalization remains a threat. Guarding against such risks is made more difficult by low levels of corporate disclosure and unreliability of economic and financial data.
t	Non-U.S. Securities Markets Risks — The stocks included in the Basket Equities are issued by foreign companies in foreign securities markets. These stocks may be more volatile and may be subject to different political, market, economic, exchange rate, regulatory and other risks which may have a negative impact on the performance of the financial products linked to the Basket Equities, which may have an adverse effect on the Securities. Also, the public availability of information concerning the issuers of stocks included in the Basket Equities will vary depending on their home jurisdiction and the reporting requirements imposed by their respective regulators. In addition, the issuers of the stocks included in the Basket Equities may be subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to United States reporting companies.

FWP-11

t	The Payment at Maturity on Your Securities is Not Based on the Prices of the Basket Equities at Any Time Other than the Final Valuation Date — The Equity Ending Price of each Basket Equity and the Basket Return will be based solely on the closing prices of the Basket Equities on the Final Valuation Date (subject to adjustments as described in the prospectus supplement). Therefore, if the price of one or more of the Basket Equities drops precipitously on the Final Valuation Date, the payment at maturity on your Securities, if any, that the Issuer pays you for your Securities may be significantly less than it would otherwise have been had the payment at maturity been linked to the prices of the Basket Equities at a time prior to such drop. Although the prices of one or more of the Basket Equities on the maturity date or at other times during the life of your Securities may be higher than the closing prices on the Final Valuation Date, you will not benefit from the prices of the Basket Equities at any time other than the Final Valuation Date.
t	The Estimated Value of Your Securities Might Be Lower If Such Estimated Value Were Based on the Levels at which Our Debt Securities Trade in the Secondary Market — The estimated value of your Securities on the Trade Date is based on a number of variables, including our internal funding rates. Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market. As a result of this difference, the estimated values referenced above may be lower if such estimated values were based on the levels at which our benchmark debt securities trade in the secondary market. Also, this difference in funding rate as well as certain factors, such as sales commissions, selling concessions, estimated costs and profits mentioned below, reduces the economic terms of the Securities to you.
t	The Estimated Value of Your Securities is Expected to be Lower than the Initial Issue Price of Your Securities — The estimated value of your Securities on the Trade Date is expected to be lower, and may be significantly lower, than the initial issue price of your Securities. The difference between the initial issue price of your Securities and the estimated value of the Securities is expected as a result of certain factors, such as any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Securities, the estimated cost which we may incur in hedging our obligations under the Securities, and estimated development and other costs which we may incur in connection with the Securities.
t	The Estimated Value of the Securities is Based on Our Internal Pricing Models, which May Prove to be Inaccurate and may be Different from the Pricing Models of Other Financial Institutions — The estimated value of your Securities on the Trade Date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize. These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the Securities may not be consistent with those of other financial institutions which may be purchasers or sellers of Securities in the secondary market. As a result, the secondary market price of your Securities may be materially different from the estimated value of the Securities determined by reference to our internal pricing models.
t	The Estimated Value of Your Securities is not a Prediction of the Prices at which You May Sell Your Securities in the Secondary Market, if any, and Such Secondary Market Prices, If Any, Will Likely be Lower than the Initial Issue Price of Your Securities and may be Lower than the Estimated Value of Your Securities — The estimated value of the Securities will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Securities from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your Securities in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the Securities. Further, as secondary market prices of your Securities take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the Securities such as fees, commissions, discounts, and the costs of hedging our obligations under the Securities, secondary market prices of your Securities will likely be lower than the initial issue price of your Securities. As a result, the price, at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Securities from you in secondary market transactions, if any, will likely be lower than the price you paid for your Securities, and any sale prior to the maturity date could result in a substantial loss to you.
t	The Temporary Price at which We May Initially Buy the Securities in the Secondary Market and the Value We May Initially Use for Customer Account Statements, If We Provide Any Customer Account Statements At All, may not be Indicative of Future Prices of Your Securities — Assuming that all relevant factors remain constant after the Trade Date, the price at which Barclays Capital Inc. may initially buy or sell the Securities in the secondary market (if Barclays Capital Inc. makes a market in the Securities, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the Securities on the Trade Date, as well as the secondary market value of the Securities, for a temporary period after the initial issue date of the Securities. The price at which Barclays Capital Inc. may initially buy or sell the Securities in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your Securities. Please see “Additional Information Regarding Our Estimated Value of the Securities” on page FWP-2 for further information.
t	We and Our Affiliates May Engage in Various Activities or Make Determinations That Could Materially Affect Your Securities in Various Ways and Create Conflicts of Interest — We and our affiliates establish the offering price of the Securities for initial sale to the public, and the offering price is not based upon any independent verification or valuation. Additionally, the role played by Barclays Capital Inc., as a dealer in the Securities, could present it with significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the Securities. For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the Securities and such compensation or financial benefit may serve as an incentive to sell these Securities instead of other investments. We may pay dealer compensation to any of our affiliates acting as agents or dealers in connection with the distribution of the Securities. Furthermore, we and our affiliates make markets in and trade various financial instruments or products for their own accounts and for the account of their clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, instruments or assets that may serve as the underliers, basket underliers or constituents of the underliers of the Securities. Such market making, trading activities, other investment banking and financial

FWP-12

services may negatively impact the value of the Securities. Furthermore, in any such market making, trading activities, and other services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of the holders of the Securities. We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the Securities into account in conducting these activities.

t	Many Economic and Market Factors Will Affect the Value of the Securities — In addition to the price of the Basket Equities on any day, the value of the Securities will be affected by a number of economic and market factors that may either offset or magnify each other, including:
t	the expected volatility of the Basket Equities, the Underlying Indices and the component stocks of the Underlying Indices;
t	the time to maturity of the Securities;
t	the market prices and dividend rates of the Basket Equities and the component stocks of the Underlying Indices;
t	interest and yield rates in the market generally;
t	a variety of economic, financial, political, regulatory or judicial events;
t	the exchange rate and the volatility of the exchange rate between the U.S. dollar and currencies in which the stocks underlying the Basket Equities are denominated;
t	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

FWP-13

Information about the Underlying Basket

Included in the following pages is a brief description of the Basket Equities comprising the Underlying Basket. This information has been obtained from publicly available sources. We urge you to read the following section in the accompanying prospectus supplement: “Reference Assets—Exchange-Traded Funds—Reference Asset Investment Company and Reference Asset Information”. Companies with securities registered under the Securities Act of 1933, as amended, which is commonly referred to as the “Securities Act”, and the Investment Company Act of 1940, as amended, which is commonly referred to as the “40 Act”, are required to periodically file certain financial and other information specified by the SEC. Information filed by the issuers of the Basket Equities with the SEC can be reviewed electronically through a website maintained by the SEC. The address of the SEC’s website is http://www.sec.gov. Information filed with the SEC by the issuers of the Basket Equities can be located by reference to the SEC file numbers provided below. In addition, information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained from the Public Reference Section, at prescribed rates.

The summary information below regarding the Basket Equities comes from the issuers’ SEC filings and has not been independently verified by us. You are urged to refer to the SEC filings made by the issuers and to other publicly available information (such as the issuers’ annual report) to obtain an understanding of the issuers’ business and financial prospects. The summary information contained below is not designed to be, and should not be interpreted as, an effort to present information regarding the financial prospects of any issuer or any trends, events or other factors that may have a positive or negative influence on those prospects or as an endorsement of any particular issuer.

Information contained on certain websites mentioned below is not incorporated by reference in, and should not be considered part of, this free writing prospectus.

Your payment at maturity is based on the performance of the Underlying Basket, which is comprised of each of the two Basket Equities. Therefore, the appreciation of one of the Basket Equities may be offset by a lesser appreciation, or a decline, of the other Basket Equities at maturity. Further, the 70% weighting for EFA means that the performance of EFA will have a greater impact on the Basket Ending Level, and therefore on the value of your Securities, than the performance of EEM.

iShares® MSCI EAFE ETF

We have derived all information contained in this free writing prospectus regarding the iShares® MSCI EAFE ETF (the “MSCI EAFE ETF“), including, without limitation, its make-up, method of calculation and changes in its components, from the MSCI EAFE ETF’s prospectus dated December 1, 2012 (as revised July 1, 2013) and other publicly available information. We have not independently verified such information. Such information reflects the policies of, and is subject to change by, iShares® Trust and BlackRock Fund Advisors (“BFA”). The MSCI EAFE ETF is an investment portfolio maintained and managed by iShares® Trust. BFA is currently the investment adviser to the MSCI EAFE ETF. The MSCI EAFE ETF is an exchange-traded fund that trades on the NYSE Arca, Inc. under the ticker symbol “EFA.”

iShares® Trust is a registered investment company that consists of numerous separate investment portfolios, including the MSCI EAFE ETF . Information provided to or filed with the SEC by iShares® Trust pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 333-92935 and 811-09729, respectively, through the SEC’s website at http://www.sec.gov. For additional information regarding iShares® Trust, BFA and the MSCI EAFE ETF, please see the MSCI EAFE ETF’s prospectus. In addition, information about iShares® and the MSCI EAFE ETF may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents and the iShares® website at www.ishares.com. We have not undertaken any independent review or due diligence of the SEC filings of the iShares® Trust, any information contained on the iShares® website or of any other publicly available information about the MSCI EAFE ETF. Information contained on the iShares® website is not incorporated by reference in, and should not be considered a part of, this free writing prospectus.

Investment Objective and Strategy

The MSCI EAFE ETF seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of publicly traded securities in developed European, Australasian and Far Eastern markets, as measured by the MSCI EAFE® Index. The MSCI EAFE® Index was developed by MSCI Inc. (“MSCI”) as an equity benchmark for international stock performance, and is designed to measure equity market performance in certain developed markets. For additional information about the MSCI EAFE® Index, see the information set forth under “Non-Proprietary Indices—Equity Indices—MSCI Indices” in the accompanying index supplement.

As of August 30, 2013, the MSCI EAFE ETF’s top holdings by country included Japan (21.36%), the United Kingdom (21.31%), Switzerland (9.50%), France (9.09%), Germany (8.56%), Australia (7.90%), Sweden (3.20%), the Netherlands (3.09%), Spain (2.96%) and Hong Kong (2.82%). As of August 30, 2013, the MSCI EAFE ETF’s top holdings by sector were Financials (24.99%), Industrials (12.76%), Consumer Discretionary (11.67%), Consumer Staples (11.42%), Health Care (10.14%), Materials (8.07%), Energy (7.06%), Telecommunications (5.30%), Information Technology (4.19%) and Utilities (3.63%).

The MSCI EAFE ETF uses a representative sampling indexing strategy (as described below under “Representative Sampling”) to try to track the MSCI EAFE® Index. The MSCI EAFE ETF generally invests at least 90% of its assets in securities of the MSCI EAFE® Index and depository receipts representing securities of the MSCI EAFE® Index. In addition, the MSCI EAFE ETF may invest up to 10% of its assets in securities not included in the MSCI EAFE® Index but which BFA believes will help the MSCI EAFE ETF track the MSCI EAFE® Index and in futures contracts, options on futures contracts, options and swaps as well as cash and cash equivalents, including shares of money market funds advised by BFA or its affiliates.

FWP-14

Representative Sampling

The MSCI EAFE ETF pursues a “representative sampling” indexing strategy in attempting to track the performance of the MSCI EAFE® Index, and generally does not hold all of the equity securities included in the MSCI EAFE® Index. The MSCI EAFE ETF invests in a representative sample of securities that collectively has an investment profile similar to the MSCI EAFE® Index. Securities selected are expected to have, in the aggregate, investment characteristics (based on factors such as market capitalization and industry weightings), fundamental characteristics (such as return variability and yield) and liquidity measures similar to those of the MSCI EAFE® Index.

Correlation

The MSCI EAFE® Index is a theoretical financial calculation, while the MSCI EAFE ETF is an actual investment portfolio. The performance of the MSCI EAFE ETF and the MSCI EAFE® Index will vary due to transaction costs, foreign currency valuation, asset valuations, corporate actions (such as mergers and spin-offs), timing variances, and differences between the MSCI EAFE ETF’s portfolio and the MSCI EAFE® Index resulting from legal restrictions (such as diversification requirements) that apply to the MSCI EAFE ETF but not to the MSCI EAFE® Index or the use of representative sampling. “Tracking error” is the difference between the performance (return) of the MSCI EAFE ETF’s portfolio and that of the MSCI EAFE® Index. The MSCI EAFE ETF, using a representative sampling indexing strategy, can be expected to have a greater tracking error than a fund using a replication indexing strategy. Replication is an indexing strategy in which a fund invests in substantially all of the securities in its underlying index in approximately the same proportions as in the underlying index.

Industry Concentration Policy

The MSCI EAFE ETF will concentrate its investments (i.e., hold 25% or more of its total assets) in a particular industry or group of industries to approximately the same extent that the MSCI EAFE® Index is concentrated. For purposes of this limitation, securities of the U.S. government (including its agencies and instrumentalities) and repurchase agreements collateralized by U.S. government securities are not considered to be issued by members of any industry.

Disclaimer

iShares® and BlackRock® are registered trademarks of BlackRock Inc. and its affiliates (“BlackRock”). BlackRock has licensed certain trademarks and trade names of BlackRock to Barclays Bank PLC. The Securities are not sponsored, endorsed, sold or promoted by BlackRock. BlackRock makes no representations or warranties to the owners of the Securities or any member of the public regarding the advisability of investing in the Securities. BlackRock has no obligation or liability in connection with the operation, marketing, trading or sale of the Securities.

Historical Information for the iShares® MSCI EAFE ETF

The following table sets forth the quarterly high and low closing prices for the iShares® MSCI EAFE ETF, based on daily closing prices on the NYSE Arca, as reported by Bloomberg. The closing price of the Basket Equity on August 30, 2013 was $59.17. The actual Equity Starting Price will be the closing price of the Basket Equity on the Trade Date. The historical performance of the Basket Equity should not be taken as an indication of the future performance of the Basket Equity during the term of the Securities.

Quarter Begin	Quarter End		Quarterly High	Quarterly Low	Quarterly Close
1/2/2008	3/31/2008		$78.35	$68.31	$71.90
4/1/2008	6/30/2008		$78.52	$68.10	$68.70
7/1/2008	9/30/2008		$68.04	$53.08	$56.30
10/1/2008	12/31/2008		$55.88	$35.71	$44.87
1/2/2009	3/31/2009		$45.44	$31.69	$37.59
4/1/2009	6/30/2009		$49.04	$38.57	$45.81
7/1/2009	9/30/2009		$55.81	$43.91	$54.70
10/1/2009	12/31/2009		$57.28	$52.66	$55.30
1/1/2010	3/31/2010		$57.96	$50.45	$56.00
4/1/2010	6/30/2010		$58.03	$46.29	$46.51
7/1/2010	9/30/2010		$55.42	$47.09	$54.92
10/1/2010	12/31/2010		$59.46	$54.25	$58.23
1/3/2011	3/31/2011		$61.91	$55.31	$60.09
4/1/2011	6/30/2011		$63.87	$57.10	$60.14
7/1/2011	9/30/2011		$60.80	$46.66	$47.75
10/1/2011	12/30/2011		$55.57	$46.45	$49.53
1/2/2012	3/30/2012		$55.80	$49.15	$54.90
4/1/2012	6/29/2012		$55.51	$46.55	$49.96
7/1/2012	9/28/2012		$55.15	$47.62	$53.00
10/1/2012	12/31/2012		$56.88	$51.96	$56.82
1/2/2013	3/28/2013		$59.89	$56.90	$58.98
4/1/2013	6/28/2013		$63.53	$57.03	$57.38
7/1/2013	8/30/2013	*	$62.10	$57.55	$59.17

*	As of the date of this free writing prospectus information for the third calendar quarter of 2013 includes data for the period from July 1, 2013 through August 30, 2013. Accordingly the “Quarterly High,” “Quarterly Low,” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the third quarter of 2013.

FWP-15

The following graph sets forth the historical performance of the iShares® MSCI EAFE ETF based on the daily closing price from January 2, 2008 through August 30, 2013.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

The graph set forth above shows the historical performance of the Basket Equity based on the daily closing price of the Basket Equity. We obtained the Basket Equity closing prices above from Bloomberg, L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg, L.P. Historical performance of the Basket Equity is not an indication of future performance. Future performance of the Basket Equity may differ significantly from historical performance, either positively or negatively. We cannot give you assurance that the performance of the Basket Equity will result in the return of any of your initial investment.

iShares® MSCI Emerging Markets ETF

We have derived all information contained in this free writing prospectus regarding the iShares® MSCI Emerging Markets ETF (the “MSCI EEM ETF “), including, without limitation, its make-up, method of calculation and changes in its components, from the ETF’s prospectus dated January 1, 2013 (as revised July 1, 2013) and other publicly available information. We have not independently verified such information. Such information reflects the policies of, and is subject to change by, iShares®, Inc. and BlackRock Fund Advisors (“BFA”). The MSCI EEM ETF is an exchange-traded fund that trades on the NYSE Arca, Inc. under the ticker symbol “EEM.”

iShares®, Inc. is a registered investment company that consists of numerous separate investment portfolios, including the MSCI EEM ETF. Information provided to or filed with the SEC by iShares®, Inc. pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 033-97598 and 811-09102, respectively, through the SEC’s website at http://www.sec.gov. For additional information regarding iShares®, Inc., BFA and the MSCI EEM ETF, please see the MSCI EEM ETF’s prospectus. In addition, information about iShares® and the MSCI EEM ETF may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents and the iShares® website at www.ishares.com. We have not undertaken any independent review or due diligence of the SEC filings related to the MSCI EEM ETF, any information contained on the iShares® website, or of any other publicly available information about the MSCI EEM ETF. Information contained on the iShares® website is not incorporated by reference in, and should not be considered a part of, this free writing prospectus.

Investment Objective and Strategy

The MSCI EEM ETF seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of publicly traded securities in emerging markets, as measured by the MSCI Emerging Markets Index. The MSCI EEM ETF holds equity securities traded primarily in the global emerging markets. The MSCI Emerging Markets Index was developed by MSCI Inc. (“MSCI”) as an equity benchmark for international stock performance, and is designed to measure equity market performance in the global emerging markets. For more information about the MSCI Indices, generally, and the MSCI Emerging Markets Index specifically, please see “Non-Proprietary Indices—Equity Indices—MSCI Indices” in the accompanying index supplement.

As of August 28, 2013, the MSCI EEM ETF’s top holdings by country were China (19.02%), South Korea (15.53%), Taiwan (11.72%), Brazil (11.12%), South Africa (7.31%), Russia (6.11%), India (5.45%), Mexico (5.38%), Malaysia (3.74%) and Indonesia (2.47%). As of August 28, 2013, the MSCI EEM ETF’s top holdings by sector were Financials (26.52%), Information Technology (14.82%), Energy (11.93%), Materials (9.92%), Consumer Staples (8.64%), Consumer Discretionary (8.50%), Telecommunications (7.86%), Industrials (6.33%), Utilities (3.26%), and Health Care (1.38%).

The MSCI EEM ETF uses a representative sampling indexing strategy (as described below under “Representative Sampling”) to try to track the MSCI Emerging Markets Index. The MSCI EEM ETF generally invests at least 90% of its assets in securities of the MSCI Emerging Markets Index and depository receipts representing securities in the MSCI Emerging Markets Index. In addition, the MSCI

FWP-16

EEM ETF may invest up to 10% of its assets in other securities, including securities not in the MSCI Emerging Markets Index, but which BFA believes will help the MSCI EEM ETF track the MSCI Emerging Markets Index, and in other investments, including futures contracts, options on futures contracts, other types of options and swaps related to the MSCI Emerging Markets Index, as well as cash and cash equivalents, including shares of money market funds affiliated with BFA or its affiliates.

Representative Sampling

The MSCI EEM ETF pursues a “representative sampling” indexing strategy in attempting to track the performance of the MSCI Emerging Markets Index, and generally does not hold all of the equity securities included in the MSCI Emerging Markets Index. The ETF invests in a representative sample of securities that collectively has an investment profile similar to the MSCI Emerging Markets Index. Securities selected are expected to have, in the aggregate, investment characteristics (based on factors such as market capitalization and industry weightings), fundamental characteristics (such as return variability and yield) and liquidity measures similar to those of the MSCI Emerging Markets Index.

Correlation

The MSCI Emerging Markets Index is a theoretical financial calculation, while the MSCI EEM ETF is an actual investment portfolio. The performance of the MSCI EEM ETF and the MSCI Emerging Markets Index will vary due to transaction costs, foreign currency valuation, asset valuations, corporate actions (such as mergers and spin-offs), timing variances, and differences between the ETF’s portfolio and the MSCI Emerging Markets Index resulting from legal restrictions (such as diversification requirements) that apply to the ETF but not to the MSCI Emerging Markets Index or the use of representative sampling. A figure of 100% would indicate perfect correlation. “Tracking error” is the difference between the performance (return) of the MSCI EEM ETF’s portfolio and the MSCI Emerging Markets Index. BFA expects that, over time, the MSCI EEM ETF’s tracking error will not exceed 5%. The MSCI EEM ETF, using a representative sampling indexing strategy, can be expected to have a greater tracking error than a fund using a replication indexing strategy. Replication is an indexing strategy in which a fund invests in substantially all of the securities in its underlying index in approximately the same proportions as in the underlying index.

Industry Concentration Policy

The MSCI EEM ETF will concentrate its investments (i.e., hold 25% or more of its total assets) in a particular industry or group of industries to approximately the same extent that the MSCI Emerging Markets Index is concentrated. For purposes of this limitation, securities of the U.S. government (including its agencies and instrumentalities) and repurchase agreements collateralized by U.S. government securities are not considered to be issued by members of any industry.

Disclaimer

iShares® and BlackRock® are registered trademarks of BlackRock Inc. and its affiliates (“BlackRock”). BlackRock has licensed certain trademarks and trade names of BlackRock to Barclays Bank PLC. The Securities are not sponsored, endorsed, sold or promoted by BlackRock. BlackRock makes no representations or warranties to the owners of the Securities or any member of the public regarding the advisability of investing in the Securities. BlackRock has no obligation or liability in connection with the operation, marketing, trading or sale of the Securities.

Historical Information for the iShares® MSCI Emerging Markets ETF

The following table sets forth the quarterly high and low closing prices for the iShares® Emerging Markets ETF, based on daily closing prices on the NYSE Arca, as reported by Bloomberg. The closing price of the Basket Equity on August 30, 2013 was $38.04. The actual Equity Starting Price will be the closing price of the Basket Equity on the Trade Date. The historical performance of the Basket Equity should not be taken as an indication of the future performance of the Basket Equity during the term of the Securities.

Quarter Begin	Quarter End		Quarterly High	Quarterly Low	Quarterly Close
1/2/2008	3/31/2008		$50.37	$42.17	$44.79
4/1/2008	6/30/2008		$51.70	$44.43	$45.19
7/1/2008	9/30/2008		$44.43	$31.33	$34.53
10/1/2008	12/31/2008		$33.90	$18.22	$24.97
1/2/2009	3/31/2009		$27.09	$19.94	$24.81
4/1/2009	6/30/2009		$34.64	$25.65	$32.23
7/1/2009	9/30/2009		$39.29	$30.75	$38.91
10/1/2009	12/31/2009		$42.07	$37.56	$41.50
1/1/2010	3/31/2010		$43.22	$36.83	$42.12
4/1/2010	6/30/2010		$43.98	$36.16	$37.32
7/1/2010	9/30/2010		$44.77	$37.59	$44.77
10/1/2010	12/31/2010		$48.58	$44.77	$47.62
1/3/2011	3/31/2011		$48.69	$44.63	$48.69
4/1/2011	6/30/2011		$50.21	$45.50	$47.60
7/1/2011	9/30/2011		$48.46	$34.95	$35.07
10/1/2011	12/30/2011		$42.80	$34.36	$37.94
1/2/2012	3/30/2012		$44.76	$38.23	$42.94
4/1/2012	6/29/2012		$43.54	$36.68	$39.19
7/1/2012	9/28/2012		$42.37	$37.42	$41.32
10/1/2012	12/31/2012		$44.35	$40.14	$44.35
1/2/2013	3/28/2013		$45.20	$41.80	$42.78
4/1/2013	6/28/2013		$44.23	$36.63	$38.57
7/1/2013	8/30/2013	*	$40.11	$37.34	$38.04

*	As of the date of this free writing prospectus information for the third calendar quarter of 2013 includes data for the period from July 1, 2013 through August 30, 2013. Accordingly the “Quarterly High,” “Quarterly Low,” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the third quarter of 2013.

FWP-17

The following graph sets forth the historical performance of the iShares® MSCI Emerging Markets ETF based on the daily closing price from January 2, 2008 through August 30, 2013.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

The graph set forth above shows the historical performance of the Basket Equity based on the daily closing price of the Basket Equity. We obtained the Basket Equity closing prices above from Bloomberg, L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg, L.P. Historical performance of the Basket Equity is not an indication of future performance. Future performance of the Basket Equity may differ significantly from historical performance, either positively or negatively. We cannot give you assurance that the performance of the Basket Equity will result in the return of any of your initial investment.

Supplemental Plan of Distribution

We will agree to sell to Barclays Capital Inc. and UBS Financial Services Inc., together the “Agents”, and the Agents will agree to purchase, all of the Securities at the price indicated on the cover of the pricing supplement, the document that will be filed pursuant to Rule 424(b)(2) and will contain the final pricing terms of the Securities. The price to the public for all purchases of Securities in brokerage accounts is $10.00 per Security. UBS Financial Services Inc. may allow a concession not in excess of the underwriting discount set forth on the cover of the pricing supplement to its affiliates for sales to brokerage accounts. With respect to sales to certain fee-based advisory accounts for which UBS Financial Services Inc. is an investment adviser, UBS Financial Services Inc. will act as placement agent at a purchase price of $9.75 per Security and will not receive a sales commission with respect to such sales.

We or our affiliates will enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Securities and the Agents and/or an affiliate may earn additional income as a result of payments pursuant to the swap, or related hedge transactions.

We have agreed to indemnify the Agents against liabilities, including certain liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the Agents may be required to make relating to these liabilities as described in the prospectus and the prospectus supplement. We have agreed that UBS Financial Services Inc. may sell all or a part of the Securities that it purchases from us to its affiliates at the price that will be indicated on the cover of the pricing supplement that will be available in connection with the sale of the Securities.

FWP-18